As filed with the Securities and Exchange Commission on July 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVENT TECHNOLOGIES HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-0982969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5637 La Ribera St., Suite A,

Livermore, CA 94550

(Address of principal executive offices) (Zip code)

Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Gary Herman
Chief Executive Officer
5637 La Ribera St., Suite A
Livermore, CA 94550

Tel: (925) 455-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tom Rosedale, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In this registration statement, Advent Technologies Holdings, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 338,776 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”). The shares being registered pursuant to this Registration Statement are the same class as other securities for which registration statements relating to the 2021 Plan were filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2021 (Commission File No. 333-256986) (the “Prior Registration Statement”).

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on June 6, 2025;

●	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on June 30, 2025;

●	the Registrant’s Current Report on Form 8-K filed with the SEC on January 2, 2025, March 11, 2025, April 15, 2025, April 17, 2025, May 27, 2025 and July 3, 2025; and

●	the description of the Registrant’s securities contained on Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 26, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant’s Second Amended and Restated Certificate of Incorporation provides that the Registrant’s directors, officers, employees and other agents will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended.

In addition, the Registrant has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant’s Second Amended and Restated Certificate of Incorporation permits it to secure insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Registrant for any liability arising out of his or her actions, regardless of whether the Registrant would have the power or obligation to indemnify such person against such liability under the provisions of the Second Amended and Restated Certificate of Incorporation. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Second Amended and Restated Certificate of Incorporation of Advent Technologies Holdings, Inc.	8-K	001-38742	3.1	February 9, 2021

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Advent Technologies Holdings, Inc.	8-K	001-38742	3.1	June 20, 2023

4.3	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Advent Technologies Holdings, Inc	8-K	001-38742	3.1	May 16, 2024

4.4	Second Amended and Restated Bylaws of Advent Technologies Holdings, Inc	8-K	001-38742	3.1	September 9, 2022

4.5	Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan	8-K	001-38742	10.12	February 9, 2021

5.1*	Opinion of Nutter McClennan and Fish LLP

23.1*	Consent of Nutter McClennan and Fish (included in Exhibit 5.1)

23.2*	Consent of M&K CPAS, PLLC, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8).

107*	Exhibit Fee Table

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Livermore, state of California, on this 18th day of July, 2025.

Advent Technologies Holdings, Inc.

By:	/s/ Gary Herman
	Name:	Gary Herman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary Herman and James Coffey, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gary Herman	Chief Executive Officer, Interim Chief Financial Officer and Director	July 18, 2025
Gary Herman	(Principal Executive Officer) (Principal Financial Officer and Principal Accounting Officer)

/s/ Emory De Castro	Chief Technology Officer and Director	July 18, 2025
Emory De Castro

/s/ Marc Seelenfreund	Director	July 18, 2025
Marc Seelenfreund

/s/ Robert Schwartz	Director	July 18, 2025
Robert Schwartz

/s/ Seth Lukash	Director	July 18, 2025
Seth Lukash

/s/ Joseph P. Celia	Director	July 18, 2025
Joseph P. Celia